Exhibit 99.2

Execution Original

PERFORMANCE UNIT AGREEMENT

Nautilus, Inc. (the “Company”), through its Board of Directors or a Committee thereof (the “Plan Administrator”), has granted to Greggory C. Hammann (the “Executive”) Performance Unit awards pursuant to the Nautilus, Inc. 2005 Long Term Incentive Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms not otherwise defined in this Agreement shall be defined as set forth in the Plan.

1.	Performance Units and Performance Goals. Subject to the terms of the Plan and achievement of the Performance Goals as set forth below, the Company hereby grants to Executive the following two Performance Unit awards:

(a)	Initial Award. The first Performance Unit award (the “Initial Award”) shall entitle the Executive to receive Sixty-Two Thousand Five Hundred (62,500) shares of the Company’s common stock if, for any completed fiscal year ending on or before December 31, 2011, (i) Executive is employed by the Company on the last day of such fiscal year, and (ii) the Company achieves the following Performance Goal: the Company’s Earnings Per Share (as defined below) for such fiscal year equal or exceed two dollars ($2.00). (The year in which the Performance Goal for the Initial Award is achieved is referred to herein as the “Initial Award Year.”)

(b)	Subsequent Award. The second Performance Unit award (the “Subsequent Award”) shall entitle the Executive to receive Sixty-Two Thousand Five Hundred (62,500) shares of the Company’s common stock if (i) the Performance Goal for the Initial Award is achieved, (ii) the Initial Award Year is a fiscal year ending on or before December 31, 2010, and (iii) the Company achieves the following Performance Goal: the Company’s Earnings Per Share in the fiscal year immediately following the Initial Award Year increase by 10% or more over those of the Initial Award Year.

As used in this Agreement, “Earnings Per Share” shall mean the Company’s earnings per share for a completed fiscal year as reported in the Company’s consolidated statement of income as set forth in the report of the Company’s independent auditors.

2.	Price Paid by Executive. If earned in accordance with Section 1, the Initial Award and the Subsequent Award shall be paid to Executive in shares of common stock of the Company within 60 days after the last day of the fiscal year in which such award is earned. The Executive shall not be required to make any payment for such shares.

3.	Termination of Employment. In the event Executive’s employment with the Company shall terminate for any reason prior to the close of the Initial Award Year, the Initial Award and the Subsequent Award shall be cancelled and of no further force or effect. In the event Executive’s employment with the Company shall terminate for any reason during the fiscal year that immediately follows the Initial Award Year, Executive shall be entitled to receive the Subsequent Award if all the conditions to payment of the Subsequent Award are met, including achievement of the Performance Goal for the Subsequent Award.

4.	No Rights of Shareholder. Until the Company has issued shares to Executive in accordance with the terms of the Plan, the Performance Units granted herein shall not entitle the Executive to any rights of a shareholder, including without limitation the right to receive dividends or to vote the shares underlying such Performance Units.

5.	Non-Transferability of Awards. These Performance Unit awards may not be transferred in any manner otherwise than by will or by the laws of descent or distribution.

6.	Adjustments Upon Recapitalization or Reorganization. In the event of a material alteration in the capital structure of the Company on account of a recapitalization, stock split, reverse stock split, stock dividend or otherwise, these Performance Unit awards shall be subject to adjustment by the Plan Administrator in accordance with the Plan.

7.	Taxation Upon Payment of Awards. Executive understands that he may recognize income for federal income tax purposes in an amount equal to the fair market value of shares received under these Performance Unit awards. The Company will be required to withhold tax from Executive’s current compensation with respect to such income; to the extent that Executive’s current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Executive to make a cash payment to cover such liability as a condition of issuing such shares; provided, at Executive’s election, withholding tax may be paid by withholding from the earned award such number of shares as have an aggregate Fair Market Value on the date of withholding as equals the amount of withholding tax so payable.

8.	Governing Law. This agreement shall be interpreted and construed in accordance with the laws of the State of Washington.

9.	Section 409A. Anything herein to the contrary notwithstanding, any earned amount payable to Executive hereunder shall be paid on or deferred until the earliest date as may be required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

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IN WITNESS WHEREOF, this Agreement has been executed December 1, 2005.

EXECUTIVE	NAUTILUS, INC.

By:
Greggory C. Hammann		Signature

Print Name
Its:

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